UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Titanium Metals Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Titanium Metals Corporation, which will be held on Thursday, May 24, 2007, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our by-laws.

Sincerely,

Steven L. Watson
Vice Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2007

To the Stockholders of Titanium Metals Corporation:

The 2007 Annual Meeting of Stockholders of Titanium Metals Corporation will be held on Thursday, May 24, 2007, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

(1)  To elect seven directors to serve until the 2008 Annual Meeting of Stockholders; and

        (2)   To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on April 2, 2007 has been set as the record date for the meeting. Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope. If you choose, you may still vote in person at the meeting even though you previously submitted your proxy card.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

Dallas, Texas
April 20, 2007

TABLE OF CONTENTS

Page

TABLE OF CONTENTS

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

INTENTION OF VHC AND RELATED PARTIES TO VOTE FOR DIRECTOR NOMINEES

SECURITY OWNERSHIP

ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Director Independence
2006 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Nominations Committee
Non-Management and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2008 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2006 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2006
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Employment, Severance, Consulting and Relocation Agreements
Director Compensation

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Insurance Matters
Environmental Matters
Utility Services
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

OTHER MATTERS

2006 ANNUAL REPORT ON FORM 10-K

ADDITIONAL COPIES

GLOSSARY OF TERMS

“AST” means American Stock Transfer & Trust Company, our stock transfer agent.

“BMI” means Basic Management, Inc., a land management company in which a wholly owned subsidiary of Tremont owns approximately 32% of the outstanding equity securities (representing 29% of the voting securities).

“CDCT No. 2” means the Contran Deferred Compensation Trust No. 2, an irrevocable “rabbi trust” established by Contran to assist it in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.

“CMRT`” means The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee benefit plans Contran and related entities adopt.

“CompX” means CompX International Inc., one of our publicly held sister corporations that manufactures precision slides, security products and ergonomic computer support systems.

“Contran” means Contran Corporation, the parent corporation of the consolidated tax group that includes CompX, Keystone, Kronos Worldwide, NL and Valhi.

“Dixie Holding” means Dixie Holding Company, one of our parent corporations.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“FAS 123R” means Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment.

“Foundation” means the Harold C. Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“independent directors” means the following directors: Keith R. Coogan, Norman N. Green, Thomas P. Stafford and Paul J. Zucconi.

“ISA” means an intercorporate services agreement between or among Contran related companies pursuant to which employees of one or more related companies provide certain services, including executive officer services, to another related company on a fixed fee basis.

“Keystone” means Keystone Consolidated Industries, Inc., one of our publicly held sister corporations that manufactures steel fabricated wire products, industrial wire and carbon steel rod.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held sister corporations that is an international manufacturer of titanium dioxide pigments.

“named executive officer” means any person named in the Summary Compensation table in this proxy statement.

“National” means National City Lines, Inc., one of our parent corporations.

“NL” means NL Industries, Inc., one of our publicly held sister corporations that is a diversified holding company with principal investments in Kronos Worldwide and CompX.

“NOA” means NOA, Inc., one of our parent corporations.

“non-management directors” means the following directors who are not one of our executive officers: Keith R. Coogan, Norman N. Green, Glenn R. Simmons, Thomas P. Stafford and Paul J. Zucconi.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on April 2, 2007, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2007 annual meeting of our stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“series A preferred stock” means our 6 ¾% series A convertible preferred stock, par value $0.01 per share.

“Southwest” means Southwest Louisiana Land Company, Inc., one of our parent corporations.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TFMC” means TIMET Finance Management Company, one of our wholly owned subsidiaries.

“TIMET,” “us,” “we” or “our” mean Titanium Metals Corporation.

“TIMET Savoie” means TIMET Savoie S.A., a French corporation and subsidiary of TIMET.

“Tremont” means Tremont LLC, a wholly owned subsidiary of Valhi.

“Valhi” means Valhi, Inc., one of our publicly held sister corporations that is a diversified holding company with principal investments in NL and Kronos Worldwide.

“VGI” means Valhi Group, Inc., one of our parent corporations.

“VHC” means Valhi Holding Company, one of our parent corporations.

“WCS” means Waste Control Specialists LLC, an indirect wholly owned subsidiary of Valhi that is engaged in the waste management industry.

Titanium Metals Corporation
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

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PROXY STATEMENT

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GENERAL INFORMATION

This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2007 Annual Meeting of Stockholders to be held on Thursday, May 24, 2007 and at any adjournment or postponement of the meeting. The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting. The notice, this proxy statement, the accompanying proxy card or voting instruction form and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, are first being mailed on or about April 20, 2007 to the holders of our common stock at the close of business on April 2, 2007. Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain capitalized or other terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the election of seven directors and any other matter that may properly come before the meeting.

Q: How does the board recommend that I vote?

A:  The board of directors recommends that you vote FOR each of the nominees for director.

Q: Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on April 2, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Only holders of record of our common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 161,940,956 shares of our common stock were issued and outstanding. Each share of our common stock entitles its holder to one vote.

Q: How do I vote?

A:	If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you must follow the instructions from your nominee on how to vote your shares.

If you are a stockholder of record, you may:

•	vote in person at the annual meeting; or

•	instruct the agents named on the proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided.

If you execute a proxy card but do not indicate how you would like your shares voted for one or more of the nominees, the agents will vote FOR the election of each such nominee for director and, to the extent allowed by applicable law, in the discretion of the agents on any other matter that may properly come before the meeting.

Q: Who will count the votes?

A:
The board of directors has appointed AST, our transfer agent and registrar, to receive proxies and ballots, ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q: Is my vote confidential?

A:	All proxy cards, ballots or voting instructions delivered to AST will be kept confidential in accordance with our by-laws.

Q: May I change or revoke my proxy or voting instructions?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions at any time before the meeting in any of the following ways:

•	delivering to AST a written revocation;

•	submitting another proxy card bearing a later date; or

•	voting in person at the meeting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions from your nominee on how to change or revoke your voting instructions.

Q: What constitutes a quorum?

A:
A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting. Under the applicable rules of the NYSE and the SEC, brokers or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares. If such a broker/nominee who is entitled to vote on a routine matter delivers an executed proxy card and does not vote on the matter, such a vote is referred to in this proxy statement as a “broker/nominee non-vote.” Shares of common stock that are voted to abstain from any business coming before the meeting and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.

Q: What vote is required to elect a director nominee or approve any other matter?

A:
If a quorum is present, a plurality of the affirmative votes of the holders of our outstanding shares of common stock represented and entitled to be voted at the meeting is necessary to elect each nominee for director. The accompanying proxy card or voting instruction form provides space for you to withhold authority to vote for any of the nominees. Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees. However, since director nominees need only receive the plurality of the affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld from a particular nominee will not affect the election of such nominee.

Except as applicable laws may otherwise provide, if a quorum is present, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares represented and entitled to vote at the meeting. Shares of our common stock that are voted to abstain from any other business coming before the meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q: Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation. We have retained The Altman Group, Inc. to aid in the distribution of this proxy statement and related materials at an estimated cost of $1,300. Upon request, we will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

INTENTION OF VHC AND RELATED PARTIES TO VOTE FOR DIRECTOR NOMINEES

As of the record date, VHC and other entities or individuals related to Harold C. Simmons held, in the aggregate, approximately 45.6% of our outstanding shares of common stock. VHC and such other entities or individuals have indicated their intention to have such shares represented at our 2007 annual meeting of stockholders and to vote such shares “FOR” the election of each of the nominees for director set forth in this proxy statement. If all of such shares are represented and voted as indicated and all other outstanding shares of our common stock are represented and voted at the meeting, the additional affirmative vote of 4.5% of our outstanding shares of common stock entitled to vote will be required to assure the election of each of the director nominees. In addition, all of such director nominees will be elected if no other person receives the vote of more shares than the number of shares VHC and such other related individuals and entities vote for such nominees.

SECURITY OWNERSHIP

The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock and series A preferred stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer and all of our current directors and executive officers as a group. See footnote 4 below for information concerning the relationships of certain other individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	TIMET Common Stock			TIMET Series A Preferred Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)

Harold C. Simmons (3)	5,114,515	(4)	3.2%	-0-	(4)	-0-
Valhi Holding Company (3)	50,195,169	(4)	31.0%	-0-	(4)	-0-
NL Industries, Inc (3)	2,249,097	(4)(5)	1.4%	-0-	(4)	-0-
Contran Corporation (3)	209,857	(4)(6)	*	-0-	(4)	-0-
Valhi, Inc. (3)	19,342	(4)	*	-0-	(4)	-0-
The Combined Master Retirement Trust (3)	15,434,604	(4)	9.5%	-0-	(4)	-0-
Harold Simmons Foundation, Inc. (3)	480,704	(4)	*	-0-	(4)	-0-
Annette C. Simmons (3)	21,110,160	(4)(7)	11.5%	1,571,815	(4)	94.5%
The Annette Simmons Grandchildren’s Trust (3)	17,432	(4)	*	-0-	(4)	-0-
	94,830,880	(4)(5) (6)(7)	51.8%	1,571,815	(4)	94.5%

FMR Corp.	24,173,544	(8)	14.9%	-0-		-0-

Keith R. Coogan	500		*	-0-		-0-
Norman N. Green.	316,500		*	-0-		-0-
Glenn R. Simmons	39,123	(4)	*	-0-	(4)	-0-
Thomas P. Stafford	500		*	-0-		-0-
Steven L. Watson	154,735	(4)(9)	*	-0-	(4)	-0-
Paul J. Zucconi	5,000		*	-0-		-0-
Bobby D. O’Brien	-0-	(4)	-0-	-0-	(4)	-0-
Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-
Kelly D. Luttmer	400	(4)	*	-0-	(4)	-0-
Scott E. Sullivan	-0-	(4)	-0-	-0-	(4)	-0-
Christian Léonhard	-0-		-0-	-0-		-0-
Robert E. Musgraves	59,600		*	-0-		-0-
Bruce P. Inglis	12,000	(10)	*	-0-		-0-

All our current directors and executive officers as a group (14 persons)	95,347,638	(4)(5) (6)(7) (8)(9) (10)	52.1%	1,571,815	(4)	94.5%

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* Less than 1%.

(1)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each individual or group assumes the exercise or conversion by such individual or group (exclusive of others) of stock options or series A preferred stock that such individual or group may exercise or convert within 60 days subsequent to the record date.

(2)
The percentages are based on 161,940,956 shares of our common stock and 1,663,368 shares of our series A preferred stock outstanding as of the record date. Each share of our series A preferred stock is currently convertible into 13 ⅓ shares of our common stock, with cash paid in lieu of any fractional shares the converting holder of the series A preferred stock would otherwise be entitled. Shares of series A preferred stock are generally non-voting. The designations, rights and preferences of our series A preferred stock are set forth in Exhibit 4.1 to the Pre-effective Amendment No. 1 to our Registration Statement on Form S-4 that we filed with the SEC (File No. 333-114218).

(3)
The business address of VHC, NL, Contran, Valhi, the CMRT, the Foundation, Harold C. and Annette C. Simmons and The Annette Simmons Grandchildren’s Trust is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4)	Valhi and TFMC are the direct holders of approximately 83.1% and 0.5%, respectively, of the outstanding common stock of NL. We are the holder of 100% of the outstanding common stock of TFMC.

VHC, the Foundation, the CDCT No.2 and the CMRT are the direct holders of 92.1%, 0.9%, 0.4% and 0.1%, respectively, of the common stock of Valhi. VGI, National and Contran are the direct holders of 87.4%, 10.3% and 2.3%, respectively, of the outstanding common stock of VHC. National, NOA and Dixie Holding are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 90.1% of the outstanding common stock of Southwest.

Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which he is the sole trustee, or is held by him or persons or other entities related to him. As sole trustee of each of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by them. Mr. Simmons, however, disclaims beneficial ownership of any shares of Contran stock that these trusts hold.

The CMRT directly holds approximately 9.5% of the outstanding shares of our common stock and 0.1% of the outstanding shares of Valhi common stock. Contran sponsors the CMRT to permit the collective investment by master trusts that maintain the assets of certain employee defined benefit plans Contran and related companies adopt. Harold C. Simmons is the sole trustee of this trust and a member of the trust’s investment committee. Certain of our executive officers and Glenn R. Simmons are participants in one or more of the employee defined benefit plans that invest through this trust. Each of such persons disclaims beneficial ownership of any of the shares this trust holds, except to the extent of his or her individual vested beneficial interest, if any, in the plan assets this trust holds. Our U.S. pension plan’s assets are invested in the CMRT; however, our plan assets are invested only in the portion of the CMRT that does not hold our common stock or the common stock or any other company affiliated with us.

The Foundation directly holds approximately 0.3% of our outstanding shares and 0.9% of the outstanding shares of Valhi common stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation.

The CDCT No. 2 directly holds less than 0.1% of the outstanding shares of our common stock and 0.4% of the outstanding shares of Valhi common stock. U.S. Bank National Association serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable “rabbi trust” to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran retains the power to vote the shares held by the CDCT No. 2, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

Mr. Harold C. Simmons is chairman of the board and chief executive officer of NL and chairman of the board of us, Valhi, VHC, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities. However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CMRT and his interest as a beneficiary of the CDCT No. 2. Mr. Harold Simmons disclaims beneficial ownership of all shares of our common stock beneficially owned, directly or indirectly, by VHC, Valhi, NL, Contran, the CMRT or the Foundation.

All of our directors or executive officers who are also directors or executive officers of VHC, Valhi, NL, Contran, the Foundation or their parent companies disclaim beneficial ownership of the shares of our common stock that such companies directly or indirectly hold.

Annette C. Simmons is the wife of Harold C. Simmons. She is the direct owner of 152,627 shares of our common stock, 1,571,815 shares of our series A preferred stock, 256,575 shares of NL common stock, and 43,400 shares of Valhi common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership. Ms. Simmons disclaims beneficial ownership of all shares that she does not hold directly.

The Annette Simmons Grandchildren’s Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons, is the direct holder of 17,432 shares of our common stock and 36,500 shares of Valhi common stock. Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares this trust directly holds. Mr. Simmons disclaims beneficial ownership of any shares that this trust holds.

Harold C. Simmons is the direct owner of 5,114,515 shares of our common stock, 554,300 shares of NL common stock and 3,383 shares of Valhi common stock.

NL and one of its wholly owned subsidiaries directly own 3,522,967 shares and 1,186,200 shares, respectively, of Valhi common stock. Pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and its wholly owned subsidiary own as treasury stock for voting purposes. For the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock in this proxy statement, such shares are not deemed outstanding.

Contran is the sole owner of Valhi’s 6% series A preferred stock and VHC’s 2% convertible preferred stock. Messrs. Harold and Glenn Simmons and Watson each own one director qualifying share of Dixie Rice and Southwest.

VHC has pledged 3,304,992 shares of our common stock as security and 13,920,000 shares of Valhi common stock as security.

The business address of the CDCT No. 2, Dixie Holding, National, NOA and VGI is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of TFMC is 1007 Orange Street, Suite 1400, Wilmington, Delaware 19801. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360.

(5)	Includes 566,529 shares of our common stock that NL’s wholly owned subsidiary directly holds.

(6)	Represents the 209,857 shares of our common stock the CDCT No. 2 directly holds.

(7)
The reported percentage ownership of our common stock by Ms. Simmons includes 20,957,533 shares of our common stock that she has the right to acquire upon conversion of 1,571,815 shares of the our series A preferred stock that she directly owns. Her reported percentage ownership of our common stock assumes the full conversion of only the shares of the series A preferred stock that she owns.

(8)
Based on Amendment No. 2 to Schedule 13G dated February 14, 2007 FMR Corp. filed with the SEC. FMR Corp. has sole voting power over 3,034,719 of these shares and sole dispositive power over all of these shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(9)	The shares of our common stock shown as beneficially owned by Mr. Watson include the 60,000 shares he has the right to acquire upon the exercise of stock options on or before June 1, 2007.

(10)	The shares of our common stock shown as beneficially owned by Mr. Inglis are held by him and his wife as joint tenants.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock or series A preferred stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock or series A preferred stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities. We may similarly consider acquisitions of shares of our common stock or series A preferred stock and acquisitions or dispositions of securities issued by related entities.

ELECTION OF DIRECTORS

Our by-laws provide that the board of directors shall consist of a minimum of three and a maximum of seventeen persons, as determined from time to time by the board of directors in its discretion. The board of directors has currently set the number of directors at seven. The directors elected at the meeting will hold office until our 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the meeting. Our nominations committee unanimously nominated each of the nominees to stand for re-election to our board. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the meeting, all shares represented by a proxy card will be voted FOR an alternate nominee to be selected by the board of directors, unless the stockholder executing such proxy card withholds authority to vote for such nominee. The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director. The respective nominees have provided the following information.

Keith R. Coogan, age 54, has served on our board of directors since 2006. Mr. Coogan is currently a private investor. From 2002 to September 2006, Mr. Coogan served as chief executive officer of Software Spectrum, Inc., a global business-to-business software services provider that Level 3 Communications, Inc. sold to Insight Enterprises Inc. in September 2006 and that, from 1991 to 2002, was a publicly held corporation. From 1990 to 2002, he served in various other executive officer positions with Software Spectrum, Inc., including vice president of finance and operations and chief operating officer. He is also a director of Kronos Worldwide and a member of Kronos Worldwide’s audit committee and management development and compensation committee. Mr. Coogan is a member of our audit committee, management development and compensation committee and nominations committee.

Norman N. Green, age 72, has served on our board of directors since 2002. Mr. Green is a director and principal investor in Sage Telecom, a private, full service local and long distance telecommunications company operating in eleven states. From 1956 to 1995, he was chairman and sole owner of Stewart, Green Properties Ltd., which developed and managed major shopping centers in Canada and the U.S. From 1979 until 1996, Mr. Green was a co-owner of the Calgary Flames and, subsequently, the sole owner of the Minnesota North Stars (which became the Dallas Stars), each of which is a National Hockey League franchise that won a Stanley Cup Championship while he owned them. He continues to serve as a consultant to the Dallas Stars organization and currently is a partner in the Austin Ice Bats Hockey Team. Mr. Green served as a member of the National Hockey League Board of Governors from 1979 to 1996, serving on all of its strategic committees. He is a member of the executive committee of the board for the Edwin L. Cox School of Business at Southern Methodist University and has been active in philanthropic and community service activities for over 30 years. Mr. Green is a member of our management development and compensation committee.

Glenn R. Simmons, age 79, has served on our board of directors since 1999. Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 2002. Mr. Simmons has been chairman of the board of CompX and Keystone since prior to 2002 and also serves on the board of directors of Kronos Worldwide and NL. In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005. Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1969. He is a brother of Harold C. Simmons.

Harold C. Simmons, age 75, has served as our chairman of the board since 2005 and on our board of directors since 2004. He served as our chief executive officer from 2005 to 2006 and our vice chairman of the board from 2004 to 2005. Mr. Simmons has been chairman of the board of Valhi and Contran since prior to 2002 and was Valhi’s chief executive officer in 2002 and prior years. Mr. Simmons has served as chief executive officer of Kronos Worldwide and NL since 2003, chairman of the board of Kronos Worldwide since 2003 and chairman of the board of NL since prior to 2002. He has been an executive officer or director of various companies related to Valhi and Contran since 1961. Mr. Simmons is a brother of Glenn R. Simmons.

General Thomas P. Stafford (retired), age 76, has served on our board of directors since 2006 and previously served as our director from 1996 to 2003. Gen. Stafford was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966. In 1969, Gen. Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon. He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975. After his retirement from the United States Air Force in 1979 as Lieutenant General, he became chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in that position until 1984, when he joined General Technical Services, Inc., a consulting firm. Gen. Stafford was also affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, from 1982 until 2005. Gen. Stafford has more recently served as an advisor to a number of governmental agencies including the National Aeronautics and Space Administration (NASA) and the Air Force Material Command. He is currently chairman of the NASA Advisory Council Task Force on the International Space Station Program, and also served as co-chairman of the Stafford-Covey NASA Space Shuttle Return to Flight Task Group. Gen. Stafford has received many honors and decorations including the Congressional Space Medal of Honor. He is also a director of NL and chairman of each of NL’s audit committee and management development and compensation committee. Gen. Stafford is chairman of each of our audit committee, management development and compensation committee and nominations committee.

Steven L. Watson, age 56, has served as our chief executive officer since 2006, our vice chairman of the board since 2005 and on our board of directors since 2000. He served as our president during 2006. Mr. Watson has been Valhi’s chief executive officer since 2002 and president and a director of Valhi and Contran since prior to 2002. He has also served as vice chairman of the board of Kronos Worldwide since 2004. Mr. Watson is also a director of CompX, Keystone and NL. He has served as an executive officer or director of various companies related to us and Contran since 1980.

Paul J. Zucconi, age 66, has served on our board of directors since 2002. In 2001, Mr. Zucconi retired after 33 years at KPMG LLP where he was most recently an audit partner. Mr. Zucconi is a member of the American Institute of Certified Public Accountants. Mr. Zucconi also serves on the board of directors and audit committee of each of Torchmark Corporation, a major life and health insurance company, and Affirmative Insurance Holdings, Inc., a provider of non-standard automobile insurance, and serves on the board of directors of the National Kidney Foundation of North Texas, Inc. Mr. Zucconi is a member of our audit committee.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers. Each executive officer serves at the pleasure of the board of directors. Biographical information with respect to Harold C. Simmons and Steven L. Watson is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Harold C. Simmons	75	Chairman of the Board
Steven L. Watson	56	Vice Chairman of the Board and Chief Executive Officer
Charles H. Entrekin	58	President and Chief Operating Officer
Bobby D. O’Brien	49	Executive Vice President and Chief Financial Officer
Robert D. Graham	51	Executive Vice President
James W. Brown	50	Vice President, Corporate Finance
Kelly D. Luttmer.	43	Vice President and Tax Director
Andrew B. Nace	42	Vice President and General Counsel
John A. St. Wrba.	50	Vice President and Treasurer
Scott E. Sullivan	38	Vice President and Controller

Charles H. Entrekin has served as our president and chief operating officer since January 2007. He served from 2003 to December 2006 as senior advisor to Safeguard International Fund, a private equity fund that specialized in investing in technology-oriented, industrial businesses in Western Europe and North America in the metallurgical, chemical, energy and environmental industries. As part of his duties with Safeguard, he served from 2003 to 2004 as managing director of London & Scandinavian Metallurgical Co. Ltd., a multi-location company engaged in primary and secondary metals manufacturing and from September 2005 to December 2006, as president and chief executive officer of Timminco Ltd. (TSX: TIM), an international producer and marketer of specialty magnesium and engineered magnesium extrusions, silicon metal and specialty ferrosilicon, calcium and strontium alloys. From 1983 to 2002, Dr. Entrekin held various positions of increasing responsibility with us, the last of which was executive vice president - commercial.

Bobby D. O’Brien has served as our executive vice president and chief financial officer since May 2006. He served as our vice president from 2004 to 2006. Mr. O’Brien has served as chief financial officer of Valhi since 2002 and vice president of Valhi and Contran since prior to 2002. From prior to 2002 until 2005 and 2004, he served as treasurer of Valhi and Contran, respectively. Mr. O’Brien has served in financial and accounting positions with various companies related to us and Contran since 1988.

Robert D. Graham has served as our executive vice president since 2006. From 2004 to 2006, he served as our vice president. He has served as vice president of Valhi and Contran since 2002 and vice president and general counsel of Kronos Worldwide and NL since 2003. From 1997 to 2002, Mr. Graham served as an executive officer and later as executive vice president and general counsel of Software Spectrum, Inc. From 1985 to 1997, Mr. Graham was a partner in the law firm of Locke Purnell Rain Harrell (A Professional Corporation), a predecessor to Locke Liddell & Sapp LLP.

James W. Brown has served as our vice president, corporate finance since May 2006. From 2003 to May 2006, he served as vice president and controller of NL and Kronos Worldwide. From 1998 to 2002, he served as vice president and chief financial officer of Software Spectrum, Inc. From 1994 to 1998, Mr. Brown served as vice president, corporate accounting of Affiliated Computer Services, Inc., a provider of business process and information technology outsourcing solutions.

Kelly D. Luttmer has served as our vice president and tax director since May 2006. She has served as vice president of CompX, Contran, Kronos Worldwide, NL and Valhi since 2004, tax director of Kronos Worldwide and NL since 2003 and tax director of CompX, Contran and Valhi since 1998. Ms. Luttmer has served in tax accounting positions with various companies related to us and Contran since 1989.

Andrew B. Nace has been our vice president and general counsel since May 2006. Mr. Nace has served as legal counsel to companies related to us and Contran since 2003. From 1998 until 2003, Mr. Nace served in various capacities as legal counsel to Software Spectrum, Inc., most recently as vice president and general counsel.

John A. St. Wrba has served as our vice president since 2004 and treasurer since 2005. Mr. St. Wrba has served as vice president and treasurer of Valhi since 2005, Contran since 2004 and NL since 2003. He has also served as vice president of Kronos Worldwide since 2004 and treasurer of Kronos Worldwide since 2003. Mr. St. Wrba was NL’s assistant treasurer from 2002 to 2003. From 2000 until 2002, he was assistant treasurer of Kaiser Aluminum & Chemical Corporation, a leading producer of fabricated aluminum products.

Scott E. Sullivan has been our vice president and controller since May 2006 and served as our assistant corporate controller from 2004 to May 2006. From 2001 to 2004, he served as our director of financial reporting. Prior to joining us in 2001, he was a senior manager at PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE

Director Independence. Applying the NYSE director independence standards without any additional categorical standards, our board of directors has determined that Keith R. Coogan, Norman N. Green, Thomas P. Stafford and Paul J. Zucconi are independent and have no material relationship with us other than serving as our directors. Accordingly, our board of directors has a majority of independent directors.

2006 Meetings and Standing Committees of the Board of Directors. The board of directors held six meetings and took action by written consent on seven occasions in 2006. Except for Harold C. Simmons, each current director participated in at least 90% of such meetings and of the 2006 meetings of the committees on which he served at the time. Mr. Simmons participated in 50% of our board of directors meetings. It is expected that each director will attend all of our annual meetings of stockholders, which are held immediately before the annual meetings of the board of directors. All of our current directors attended our 2006 annual stockholder meeting.

The board of directors has established and delegated authority to three standing committees, which are described below. The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting. The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.

Audit Committee. Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes. The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its committee charter. Applying the requirements of the NYSE listing standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Paul J. Zucconi is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees. For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement. The current members of our audit committee are Thomas P. Stafford (chairman), Keith R. Coogan and Paul J. Zucconi. Our audit committee held ten meetings in 2006.

Management Development and Compensation Committee. The principal responsibilities and authority of the management development and compensation committee are as follows:

•	to review and approve certain matters involving executive compensation, including making recommendations to the board of directors regarding any proposed charges to us pursuant to an ISA;

•	to review and approve grants of stock options, stock appreciation rights and awards of restricted stock under our stock incentive plan;

•	to review and recommend adoption of or revision to compensation plans and employee benefit programs except as otherwise delegated by the board of directors;

•	to review and recommend compensation policies and practices and to prepare such compensation committee disclosures as may be required; and

•
to review and recommend any executive employment contract, and to provide counsel on key personnel selection, organization strategies and such other matters as the board of directors may from time to time direct.

The purpose, authority, resources and responsibilities of our management development and compensation committee are more specifically set forth in its committee charter. As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards). With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement. With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee. The current members of our management development and compensation committee are Thomas P. Stafford (chairman), Keith R. Coogan and Norman N. Green. Our management development and compensation committee held one meeting and took action by written consent on one occasion in 2006.

Nominations Committee. Prior to June 30, 2006, we were considered a controlled company under the corporate governance standards of the NYSE. On June 30, 2006 our board of directors established our nominations committee when we were no longer considered a controlled company. The principal responsibilities and authority of the nominations committee are to:

•	identify individuals qualified to become board members and recommend to the board for its consideration and approval a slate of candidates to stand for election to the board;

•
review and make recommendations on such matters relating to the board as the board may request from time to time, including, without limitation, the size and composition of the board, the classification or non-classification of the board, the term of office of board members, criteria for nominations of candidates to stand for election to the board and procedures for the nominations process;

•	consider written recommendations made by our stockholders with respect to the election of board members;

•	develop and recommend to the board a set of corporate governance principles applicable to us; and

•	oversee the evaluations of our board of directors and management.

The purpose, authority, resources and responsibilities of our nominations committee are more specifically set forth in our nominations committee charter, which is available on our website at www.timet.com (under the investor information, corporate governance, committee charters section). As discussed above, the board of directors has determined that each member of our nominations committee is independent by applying the NYSE director independence standards (without additional categorical standards). The current members of our nominations committee are Thomas P. Stafford (chairman) and Keith R. Coogan. Our nominations committee did not hold any meetings in 2006. See the Stockholder Proposals and Director Nominations for the 2008 Annual Meeting of Stockholders section below for the committee’s procedures for receiving director nominations.

Non-Management and Independent Director Meetings. Pursuant to our corporate governance guidelines, our non-management directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without management participation. Our independent directors also meet at least once annually, without management participation. The chairman of our audit committee presides at all of these meetings.

Stockholder Proposals and Director Nominations for the 2008 Annual Meeting of Stockholders. Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC. We must receive such proposals not later than December 22, 2007 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2008.

Pursuant to the nominations committee’s charter, a stockholder’s written recommendation to the nominations committee for a nominee that is not an incumbent or recommended by our management shall set forth:

•	the name and address of the nominating stockholder;

•	a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made);

•	such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the consent of the nominee to serve as a director if elected.

Our nominations committee has not adopted any specific minimum qualifications for director candidates. The committee will consider, among other things, a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the board of directors or one of its committees. Historically, our management has recommended director nominees. Proposals and nominations should be addressed to our corporate secretary at Titanium Metals Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Communications with Directors. Stockholders and other interested parties who wish to communicate with the board of directors or its non-management directors may do so through the following procedures. Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Titanium Metals Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communications, or summaries of such communications, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our non-management and independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary. These complaints or concerns will be forwarded to the chairman of our audit committee. We will keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law. Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation. As discussed above, for 2006 the management development and compensation committee was composed of Thomas P. Stafford, Keith R. Coogan and Norman N. Green. No member of the committee:

•	was an officer or employee of ours during 2006 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships within the scope of the intent of applicable SEC rules.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics. The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Only the board of directors may amend the code. Only our audit committee or other committee of the board of directors with specific delegated authority may grant a waiver of this code. We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines. We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities. Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman presides at all meetings of the non-management or independent directors.

Availability of Corporate Governance Documents. A copy of each of our committee charters, code of business conduct and ethics and corporate governance guidelines is available on our website at www.timet.com (under the investor information, corporate governance section). In addition, any person may obtain a copy of these documents without charge, by sending a written request to the attention of our corporate secretary at Titanium Metals Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AND OTHER INFORMATION

Compensation Discussion and Analysis. Dr. Charles H. Entrekin, who became our president and chief operating officer on January 1, 2007, is employed directly by us. The rest of our current executive officers are employees of Contran who provided their services to us in 2006 under our ISA with Contran. We also have three additional former executive officers employed by us in 2006 who are included in the Summary Compensation table based on the level of their 2006 compensation or position. Scott E. Sullivan was an employee of ours for all of 2006, but effective January 1, 2007 became an employee of Contran.

Compensation of Our Named Executive Officers Employed by Us. Prior to 2006, we decided to forego long-term compensation (other than qualified defined contribution plans that are generally available on a non-discriminatory basis to all employees) and implemented a compensation program that is primarily cash-based, with minimal perquisites. For 2006, our objectives for the primarily cash-based compensation program as it relates to our named executive officers employed by us were to:

•	have a total individual compensation package that is easy to understand;

•	tie a large component of cash compensation to our financial results;

•	motivate our named executive officers to take actions to achieve long-term stockholder value; and

•
achieve a competitive balanced compensation package that would attract and retain highly qualified executive officers and appropriately reflect each such officer’s individual performance, contributions and general market value.

As a result, annual compensation for our named executive officers employed by us primarily consists of base salaries and operating income bonus awards under our profit sharing plan. We do not base our employed named executive officer compensation on any specific measure of our financial performance other than operating income with respect to operating income bonus awards and certain of our retirement plan contributions.

Base Salaries. We pay base salaries for each of our employed named executive officers to provide him with a reliable amount of compensation for the year, subject to his continued employment and satisfactory performance for his services at the level of his responsibilities. Historically, we established the annual base salaries for our employed named executive officers on a position-by-position basis based on responsibility and experience. The chief executive officer then made recommendations regarding adjustments to base salaries, and the management development and compensation committee took action on the recommendations, primarily based upon:

•	a subjective evaluation of past and potential future individual performance and contributions;

•	changes in individual responsibilities;

•	alternative opportunities that might be available to the executives in question;

•	compensation data from companies employing executives in positions similar to those whose salaries were being reviewed; and

•
market conditions for executives in general with similar skills, background and performance, both inside and outside of the metals industry, including RTI International Metals, Inc. (NYSE: RTI), which is the sole member of our peer group in the performance graph set forth in the our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

For the first half of 2006, however, as a result of our restructuring activities:

•
the management development and compensation committee delegated to the chief executive officer the authority to make changes to the base salaries of our employed named executive officers in his discretion; and

•
our chief executive officer approved changes, if any, in our employed named executive officer base salaries based on increased responsibility or promotions and an inflationary factor, based on his business judgment and experience without performing any independent market research.

The 2006 salaries for our named executive officers employed by us are disclosed in their salary column in the Summary Compensation table in this proxy statement.

Operating Income Bonus Awards. Operating income bonus awards under our profit sharing plan represent a significant portion of the potential annual cash compensation to our employees and are based on our operating income and on individual performance. We believe financial performance goals for our employees should increase our stockholder value over time if such goals are met. Bonus awards are tied to our achieving at or above a predetermined minimum operating income level up to a predetermined maximum operating income level as follows:

Actual Operating Income in Plan Year	Award (as Percentage of Eligible Earnings)

Less than minimum operating income level	No award

Equal to or greater than minimum operating income level but less than maximum operating income level
Fully pro-rated percentage (rounded to the nearest 1/10th of a percent) between an eligible employee’s minimum payout percentage and maximum payout percentage based upon:
• our actual operating income performance between minimum operating income level and maximum operating income level; and
• each eligible employee’s individual performance rating

Equal to or greater than maximum operating income level	Based upon each eligible employee’s maximum payout percentage and individual performance rating

For each operating income level, the actual amount of the operating income bonus awarded to a participant as a percentage of their base salary will vary within a pre-determined range based on the participant’s position and, within that range, based on the individual’s performance rating.

In the first quarter of each year, our chief financial officer presents an annual operating plan to our board of directors for approval after he reviews market conditions and our operations, competitive position, marketing opportunities and strategies for maximizing financial performance. Our board of directors approves our annual operating plan with such modifications as it deems appropriate, if any. Based on the recommendation of our chief executive officer, our management development and compensation committee:

•
recommends, if it deems it advisable, that our board of directors approve the recommended minimum operating income level and maximum operating income level under our profit sharing plan for the current year that is based on the annual operating plan for that year; and

•
reviews the ranges of the percentage of base salary to be awarded to senior officers as a function of achieving an operating income level and the five performance ratings that determine the amount to be awarded within the ranges, which rating will be given such officer upon an evaluation in the first quarter of the following year.

The board of directors then approves the minimum and maximum operating income levels under our profit sharing plan with any changes that it may deem appropriate. Pursuant to the profit sharing plan, the minimum and maximum operation income levels are generally set at about 4% and 18% of the projected revenue in the annual operating plan. Our chief executive officer, management development and compensation committee and board of directors use their business judgment without performing any independent market research in making any such recommendations or taking any such actions.

In 2006, our management development and compensation committee and the board of directors set the operating income levels at 4% and 18% of the projected revenue in the 2006 annual operating plan. Our reported operating income for 2006 was in excess of the maximum operating income level. Therefore, for 2006, participants under the profit sharing plan received awards based on achieving that level. We have achieved the maximum operating income level each year since we adopted our profit sharing plan in 2005.

None of our employed named executive officers received 2006 awards under our profit sharing plan for 2006 because we did not employ any of them in March 2007 when we paid such awards. For a description of the payments each of our employed named executive officers received similar to what his 2006 operating income bonus award would have been, see the non-equity incentive plan compensation column of the Summary Compensation table in this proxy statement and footnote 6 to the table.

Defined Benefit Plans. Historically, we offered pension plan benefits to our domestic employees. However, to reduce our pension liabilities and promote retirement savings through defined contribution plans, we closed the plan to new participants in 1989 and suspended all future accruals in 1994.

In 2006, Mr. Léonhard participated in a French government defined benefit plan, into which we contributed on his behalf an amount required by French law based on his compensation. The amount we to this plan for his benefit is set forth in footnote 7 to the Summary Compensation table in this proxy statement.

Defined Contribution Plans. We pay annual contributions to our domestic named executive officers employed by us under our retirement savings plan, which is a 401(k) defined contribution plan. Our annual contributions to this plan consist of three components: regular matching contributions pursuant to the savings feature of the plan, company performance matching contributions and company defined contributions. We added the defined contributions to the plan to compensate our domestic employees for the termination of pension benefits.

Under the regular matching contribution, we contribute for the benefit of a participant an amount equal to 1% of the participant’s eligible contributions to the savings plan without regard to our financial performance.

Under the company performance matching contribution, we contribute for the benefit of a participant an amount that ranges from 25% to 125% of the first 4% of the participant’s eligible contributions. The same operating income levels approved by the board of directors with respect to the profit sharing plan determine the amount of the company performance matching contribution based on the following formula:

Operating Income Achieved	Additional Employer Match	Maximum Additional Match
Minimum operating income level	25% of participant’s own contributions	1% of participant’s total eligible compensation
Greater than the minimum but less than the maximum operating income level	Fully pro-rated percentage of between 25% up to but not including 125% of participant’s own contributions	Fully pro-rated percentage of between 1% up to but not including 5% of participant’s total eligible compensation
Maximum operating income level or greater	125% of participant’s own contributions	5% of participant’s total eligible compensation

For 2006, we matched up to a maximum of 5% of a participant’s total eligible compensation under the company performance matching contribution based on our exceeding the maximum operating income level.

We also annually make the following defined contributions under our retirement savings plan:

•	an amount equal to 3% of the participant’s annual eligible compensation as defined in the plan; and

•	an additional transition contribution for participants who were at least age 40 and actively employed by us on July 1, 1996.

The transition contributions are a function of each participant’s age on July 1, 1996. Each participant who receives these annual contributions has a different formula for determining the contribution. Mr. Sullivan was our only domestically employed named executive officer who received one or more of these contributions under the plan for 2006. These contributions are included in his all other compensation for 2006 in the Summary Compensation table to this proxy statement. We also paid outside of the plan to Messrs. Musgraves and Inglis, pursuant to certain agreements related to their termination of employment with us, similar payments as if they had fully participated in the plan for 2006 plus an additional amount to compensate them for the taxes they would have to pay on these payments. These payments are disclosed in footnote 7 to the Summary Compensation table in this proxy statement.

Additionally, Mr. Léonhard also receives a payment pursuant to French law under our La Participation plan in which our employees of TIMET Savoie participate. Based on the level of TIMET Savoie’s earnings, TIMET Savoie annually pays the plan an amount that, among other things, is a function of TIMET Savoie’s earnings. The plan allocates the total contribution to each of TIMET Savoie’s eligible employees as follows:

•	30% of the contribution is allocated equally among the employees; and

•	70% of the contribution is allocated based on each employee’s 2006 salary.

The plan invests the money with a third party administrator. The employee directs the investment of his or her account pursuant to four investment vehicles the administrator offers and can only receive distributions of the contributions and proceeds of such contributions five years after the contribution. The amount Mr. Léonhard received in his account pursuant to his retirement under this plan for 2006 is set forth in footnote 7 to the Summary Compensation table.

Equity-Based Compensation. Prior to 2004, we decided to forego the grant of any equity compensation to our employees, although we continue to grant annual awards of stock to our directors. We also do not have any security ownership requirements or guidelines for our management or directors. We do not currently anticipate any equity-based compensation will be granted in 2007, other than the annual grants of stock to our directors. See the Director Compensation section in this proxy statement for a discussion of these annual grants. The dollar amount of stock awards appearing in the Summary Compensation table represents the value recognized for financial statement reporting purposes of shares of our common stock we granted to Messrs. Harold Simmons and Watson in 2006 for their director services.

All Other Compensation, Perquisites and Other Personal Benefits. We pay minimal perquisites or other personal benefits. For 2006, the perquisites and other personal benefits that we did pay consisted of an annual automobile allowance for Mr. Léonhard and executive long-term disability insurance premiums for Mr. Musgraves. In addition to perquisites and other personal benefits, all other 2006 compensation that we paid or accrued for our employed named executive officers consisted of:

•	premiums for life insurance for our employed named executive officers;

•	relocation bonus and expenses for an employed named executive officer;

•	severance payments for certain of our named executive officers;

•	our contributions to our retirement savings plan for the benefit of an employed named executive officer; and

•	our contribution to a state sponsored defined benefit plan and to the TIMET Savoie La Participation plan for the benefit of an employed named executive officer.

We have historically paid for life insurance for the benefit of our employed named executive officers. As part of our reorganization during 2006, we paid severance payments to Messrs. Musgraves and Inglis. In each case, we entered into agreements with each of them to encourage their assistance with the transition of their responsibilities. Our chief executive officer approved the amount of these severance payments based on his business judgment and experience without any independent market research. For a description of these agreements and the payments contemplated under them, see the Employment, Severance, Consulting and Relocation Agreements section of this proxy statement. The part of these severance payments that we had paid or for which we had accrued on or prior to December 31, 2006 are set forth in footnote 7 to the Summary Compensation table in this proxy statement.

Compensation of Our Named Executive Officers Employed by Contran.  During 2006, we paid Contran a fee for services provided pursuant to our ISA with Contran, which fee was approved by our independent directors, after receiving the recommendation of our management development and compensation committee. Such services provided under this ISA included the services of the following current executive officers of ours:

Name	Position(s)

Harold C. Simmons	Chairman of the Board
Steven L. Watson	Vice Chairman of the Board and Chief Executive Officer
Bobby D. O’Brien	Executive Vice President and Chief Financial Officer
Robert D. Graham	Executive Vice President
James W. Brown	Vice President, Corporate Finance
Kelly D. Luttmer	Vice President and Tax Director
Andrew B. Nace	Vice President and General Counsel
John A. St. Wrba	Vice President and Treasurer

The charge under this ISA reimburses Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated time such personnel were expected to devote to us over the year. The amount of the fee we paid in 2006 under this ISA for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services. See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2006 under this ISA. Under the various ISAs among Contran and its subsidiaries, we share the cost of the employment of our named executive officers employed by Contran with Contran and certain of its other publicly held subsidiaries. For our named executive officers employed by Contran, the portion of the annual charge we paid in 2006 under our ISA with Contran attributable to each of their services is set forth in footnote 3 to the Summary Compensation table in this proxy statement. Footnote 3 also sets forth the cash fees we paid to each of Messrs. Simmons and Watson for their director services. The amount charged under the ISA and the cash director fees are not dependent upon our financial performance.

We believe the cost of the services received under our ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In late 2005, Contran’s senior management, including certain of our named executive officers, estimated the number of hours (out of a standard 2,080-hour year) that each Contran employee, including our named executive officers, was expected to devote in 2006 to Contran and its subsidiaries, including us. Contran’s senior management then allocated Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on the ratio of the estimated hours of service devoted to each company and the total number of standard hours in the year. The cost of each officer’s services that is allocated for 2006 was the sum of the following:

•	the annualized base salary of such officer at the beginning of 2006;

•	the bonus Contran paid such officer (other than bonuses for specific matters) in 2005, which served as a reasonable approximation of the bonus that may be paid in 2006; and

•
a 21% overhead factor applied to the base salary for the cost of medical and life insurance benefits, social security and medicare taxes, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to the provision of such services.

Contran’s senior management then made such adjustments to the details of the proposed ISA charge as they deemed necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of 2006, the proposed 2006 charge under our ISA with Contran was presented to our management development and compensation committee to determine whether the committee would recommend that our board of directors approve the ISA charge. During such presentation, the committee was informed of:

•	the quality of the services Contran provides;

•	the $1.0 million charge to us for the services of Harold C. Simmons as our chief executive officer;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for 2005 and proposed for 2006; and

•	the comparison of the 2005 and proposed 2006 charges by department and in total as a percentage of Contran’s similarly calculated costs for its departments and in total for those years.

After such presentations and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed 2006 ISA fee after concluding that:

•
the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed 2006 aggregate fee to be charged by Contran to us under this ISA; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review any 2006 ISA charge from Contran to any other publicly held sister or subsidiary company, which charges were separately reviewed by the management development and compensation committee of the applicable company.

Based on the recommendations of our committee, our independent directors approved the proposed 2006 ISA charge effective January 1, 2006 with our other directors abstaining.

For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis. Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were somehow to be deemed applicable. Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Deductibility of Compensation. It is our general policy to structure the performance-based portion of the compensation of our executive officers in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report. The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement. Based on the committee’s review and the discussion with management, the committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Thomas P. Stafford Chairman of our Management Development and Compensation Committee	Keith R. Coogan Member of our Management Development and Compensation Committee	Norman N. Green Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers. The Summary Compensation table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during 2006 by our two chief executive officers in 2006, our current chief financial officer and each of the three other most highly compensated individuals (in certain instances, based on ISA charges to us and our subsidiaries) who were our executive officers at December 31, 2006 and three former executive officers, including a former chief financial officer. Messrs. Harold C. Simmons, Steven L. Watson, Bobby D. O’Brien and Robert D. Graham were employees of Contran for 2006 and provided their services to us and our subsidiaries pursuant to the ISA among Contran, Tremont and us. For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2006 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Stock Awards		Non-Equity Incentive Plan Compensation		All Other Compensation		Total

Executive Officers:

Harold C. Simmons (2)	2006	$1,023,000	(3)	$17,840	(4)	$-0-		$-0-		$1,040,840
Chairman of the Board

Steven L. Watson	2006	635,600	(3)	17,840	(4)	-0-		-0-		653,440
Vice Chairman of the
Board and Chief Executive
Officer

Bobby D. O’Brien	2006	402,300	(3)	-0-		-0-		-0-		402,300
Executive Vice President and
Chief Financial Officer

Robert D. Graham	2006	254,000	(3)	-0-		-0-		-0-		254,000
Executive Vice President

Kelly D. Luttmer	2006	137,200	(3)	-0-		-0-		-0-		137,200
Vice President and Tax
Director

Scott E. Sullivan (5)	2006	144,923		-0-		91,500	(6)	102,498	(7)	338,921
Vice President and
Controller

Former Executive Officers:

Christian Léonhard (5)(8)	2006	396,869		-0-		420,681	(6)	901,491	(7)	1,719,041
Former President and Chief
Operating Officer

Robert E. Musgraves (5)	2006	57,692		-0-		318,000	(6)	324,780	(7)	700,472
Former President and Chief
Operating Officer - North
America

Bruce P. Inglis (5)	2006	269,807		-0-		164,583	(6)	286,777	(7)	721,167
Former Vice President -
Finance and Corporate
Controller

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)	Mr. Simmons served as our chief executive officer for the first month of 2006.

(3)
The amounts shown in the 2006 Summary Compensation table as salary for each of these named executive officers represent the portion of the fees we paid to Contran pursuant to our ISA with Contran with respect to the services such officer rendered to us and our subsidiaries. The amount shown in the table as salary for Messrs. Simmons and Watson also includes director cash compensation we paid to each of them in 2006. The components of salary shown in the 2006 Summary Compensation table for each of these named executive officers are as follows.

2006

Harold C. Simmons
Contran ISA Fee	$1,000,000
TIMET Director Fees Earned or Paid in Cash	23,000
$ 1,023,000

Steven L. Watson
Contran ISA Fee	$609,600
TIMET Director Fees Earned or Paid in Cash	26,000
$ 635,600

Bobby D. O’Brien
Contran ISA Fee	$402,300

Robert D. Graham
Contran ISA Fee	$254,000

Kelly D. Luttmer
Contran ISA Fee	$137,200

(4)
Stock awards to these named executive officers in 2006 consisted of shares of our common stock these companies granted to Messrs. Simmons and Watson for their services as directors. See the 2006 Grants of Plan-Based Awards table below for more details regarding these grants.

(5)	The last days we employed these named executive officers were as follows:

Name	Last Date of Employment with TIMET

Scott E. Sullivan	December 31, 2006
Christian Léonhard	January 10, 2007
Robert E. Musgraves	February 28, 2006
Bruce P. Inglis	December 31, 2006

Messrs. Léonhard and Inglis ceased to serve as executive officers of ours in May 2006. Mr. Sullivan became an employee of Contran on January 1, 2007.

(6)
As described in the Compensation Discussion and Analysis section of this proxy statement, none of our employed named executive officers received 2006 awards under our profit sharing plan for 2006 because none of them were our employees in March 2007 when we paid such awards. However, each of our employed named executive officers received a payment similar to what his 2006 operating income bonus award would have been under the profit sharing plan. Messrs. Musgraves and Inglis received such a payment pursuant to agreements we negotiated with each of them. Mr. Sullivan received such a payment under his relocation agreement with Contran pursuant to which on January 1, 2007 he became an employee of Contran but continued to provide services to us as our vice president and controller under our ISA with Contran. We agreed to the relocation agreement and subsequently made this payment to him. Mr. Léonhard received such a payment as a result of his retirement and our obligations under French law with respect to such retirement. While we did not make any of these payments under our profit sharing plan, we have included these payments in the non-equity incentive plan compensation column of the Summary Compensation table because they were a function of our operating income in a similar fashion as awards under our profit sharing plan. For a description of these agreements, see the Employment, Severance, Consulting and Relocation Agreements section in this proxy statement. The balance of the payments under these agreements that we had paid or accrued as of December 31, 2006 is set forth in footnote 7 below and included in the all other compensation column for such person.

(7)	The components of all other compensation that we paid or accrued for each of these named executive officers are as follows:

Scott E. Sullivan
Relocation Bonus and Expenses for Relocation during 2006	$89,044
2006 Life Insurance Premium	383
2006 Company Contributions under our 401(k) Plan	13,071
$102,498

Christian Léonhard
2006 Automobile Allowance	$19,822
2006 Life Insurance Premium	6,124
2006 La Participation Plan Contribution (a)	29,357
2006 French Government Pension Plan Contribution (a)	42,333
Retirement Payments (b):
Redundancy Payment	704,638
Unused Vacation Payment	99,217
$901,491
Robert E. Musgraves (c)
2006 Life Insurance Premium	$344
Severance Payments (d):
Payment in Lieu of 2006 Salary	242,308
Payment in Lieu of 2007 Salary	55,384
Payment in Lieu of 2006 Company Contributions under our 401(k) Plan	19,140
Additional Payment for Taxes to be Incurred on the Payments in Lieu of the 401(k) Plan Contributions	5,742
2006 Medical Insurance Premiums	1,862
$324,780

Bruce P. Inglis
2006 Life Insurance Premium	$1,831
Relocation Bonus and Expenses for Relocation to Exton, Pennsylvania during 2006 (e)	262,066
Severance Payments (d):
Payment in Lieu of 2006 Company Contributions under our 401(k) Plan	17,600
Additional Payment for Taxes to be Incurred on the Payments in Lieu of the 401(k) Plan Contributions	5,280
$286,777

(a)	For a description of these plans, please see the Compensation Discussion and Analysis section of this proxy statement.

(b)	For a description of these retirement payments, please see the Employment, Severance, Consulting and Relocation Agreements section in this proxy statement.

(c)
Mr. Musgraves also received his 2005 operating income bonus award of $316,981 under his severance agreement, which amount we reported as the 2005 bonus we paid him in the 2005 Summary Compensation table in our 2006 proxy statement, and, accordingly, we did not report this as part of his severance in his 2006 compensation in this table. In 2006, we also paid premiums for long term disability for the benefit of Mr. Musgraves, which premiums did not exceed the level required for quantifying this perquisite or other personal benefit under SEC rules.

(d)	For a description of the agreements under which we made these payments, see the Employment, Severance, Consulting and Relocation Agreements section in this proxy statement.

(e)	We paid this relocation bonus and expenses to relocate Mr. Inglis to our Exton, Pennsylvania facility during 2006.

(8)	Mr. Léonhard received his cash compensation in euros. We report these amounts in the Summary Compensation table above in U.S. dollars based on an average exchange rate for 2006 of $1.2599 per €1.00.

2006 Grants of Plan-Based Awards. The following table sets forth details of:

•	the stock awards we granted to certain of our named executive officers in 2006 for their services as directors; and

•	the ranges of the potential profit sharing bonus awards our employed named executive officers could have received, depending on the operating income level achieved for 2006.

Messrs. O’Brien and Graham and Ms. Luttmer were not entitled to any of our plan-based awards in 2006.

2006 GRANTS OF PLAN-BASED AWARDS (1)

		Grant	Date of		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option Awards
Name	Plan	Date	Approval		Threshold	Maximum	Units (#) (2)	(2)

Harold C. Simmons	Director Plan (2)	05/23/06	05/20/03	(2)	n/a	n/a	500 (2)	$17,840 (2)

Steven L. Watson	Director Plan (2)	05/23/06	05/20/03	(2)	n/a	n/a	500 (2)	17,840 (2)

Scott E. Sullivan	Profit Sharing Plan (3)	(3)	03/03/06	(3)	$0 to $36,231	$0 to $94,200	n/a	n/a

Christian Léonhard	Profit Sharing Plan (3)	(3)	03/03/06	(3)	$0 to $146,842	$0 to $420,681	n/a	n/a

Robert E. Musgraves	Profit Sharing Plan (3)	(3)	03/03/06	(3)	$0 to $111,000	$0 to $318,000	n/a	n/a

Bruce P. Inglis	Profit Sharing Plan (3)	(3)	03/03/06	(3)	$0 to $67,452	$0 to $175,375	n/a	n/a

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
Pursuant to the May 20, 2003 amendment to the Titanium Metals Corporation Amended and Restated 1996 Non-Employee Director Compensation Plan, on the day of each of our annual stockholder meetings each of our directors elected on that day receives a grant of shares of our common stock as determined by the following formula based on the closing price of a share of the common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws. For the purposes of this table and financial statement reporting purposes, these stock awards were valued at the $35.68 closing price per share of our common stock on their date of grant.

(3)
The ranges of amounts reported in this 2006 Grants of Plan-Based Awards table are the ranges of operating income bonuses each of these named executive officers could have received based on each of the 2006 operating income levels and the possible ranges of the 2006 individual performance ratings the named executive officer might have received. At its meeting on March 3, 2006 and pursuant to our profit sharing plan, our management development and compensation committee set the 2006 operating income levels and reviewed the performance rating ranges of awards with respect to each operating income level. For purposes of these calculations, the base salary used was the actual base salary paid through 2006 or the part of severance paid in lieu of their 2006 base salary.

As already discussed and as a result of our achieving in excess of the maximum operating income level, we paid similar payments to each of these named executive officers as if they had participated in the profit sharing plan as of the date we paid the 2006 operating income bonuses, which bonuses are reported in the non-equity incentive plan compensation column in the Summary Compensation table in this proxy statement and footnote 6 to the table. The reasons we made these payments are also discussed in such footnote 6. The operating income bonus awards part of the Compensation Discussion and Analysis section of this proxy statement contains a description of our profit sharing plan. The Employment, Severance, Consulting and Relocation Agreements section in this proxy statement contains descriptions of these agreements.

Outstanding Equity Awards at December 31, 2006. The following table provides information with respect to the outstanding stock options to purchase shares of our common stock held by Steven L. Watson, the only named executive officer of ours who held such stock options at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006 (1)

	Option Awards
Name	Number of Shares Underlying Unexercised Options at December 31, 2006 (#)			Option Exercise Price	Option Expiration Date
	Exercisable		Unexercisable

Steven L. Watson	20,000	(2)	-0-	(2)	0.9844	05/17/10
	20,000	(2)	-0-	(2)	3.5525	05/22/11
	20,000	(2)	-0-	(2)	0.9650	05/07/12

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)	These stock options vested in full on the first anniversary date of their date of grant, which date of grant was the tenth anniversary prior to the option’s expiration date.

Option Exercises and Stock Vested. The following table provides information with respect to the amount certain of our named executive officers realized in 2006 upon the exercise of certain of their stock options for our common stock.

2006 OPTION EXERCISES AND STOCK VESTED (1)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (2)

Christian Léonhard	24,000	$556,845

Robert E. Musgraves	300,000	8,669,724

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)	The value realized is based on the difference between the market price per share of our underlying common stock on the day of the exercise and the exercise price per share.

Pension Benefits. We do not owe any defined benefit retirement obligations to any of our named executive officers upon their retirement.

Nonqualified Deferred Compensation. We do not owe any nonqualified deferred compensation to our named executive officers.

Employment, Severance, Consulting and Relocation Agreements. Mr. Léonhard had an employment agreement with us and we paid him certain benefits on his retirement. Mr. Musgraves entered into a severance agreement with us in 2006. Mr. Inglis entered into a consulting agreement with us in 2006. Mr. Sullivan entered into a relocation agreement with Contran to which we agreed and that included a payment in lieu of his 2006 operating income bonus. These agreements are described below.

Léonhard Employment Agreement and Retirement. Mr. Léonhard was a party to an amendment to employment contract executed as of November 25, 2003 and amended effective January 1, 2005 with us and TIMET Savoie. Under this contract, he was seconded or assigned by TIMET Savoie to us in the capacity of director of European operations and performed duties commensurate with that position. This contract provided that his annual gross salary was payable at a rate of €236,250 (which was increased by our management development and compensation committee to €262,500 per year effective October 1, 2004 after we reported positive quarterly net income for the second and third quarters of 2004) and provided for certain other benefits customary for executives of his position. Effective January 1, 2005, we increased his annual gross salary to €315,000.

Upon his retirement on January 10, 2007, Mr. Léonhard became eligible for benefits under a statutory French indemnity program, pursuant to which he received (at his option and in lieu of any benefits under our executive severance policy described below) $1,224,536 in the aggregate consisting of the following payments (based on an average exchange rate for 2006 of $1.2599 per €1.00 and in addition to his participation in the TIMET Savoie La Participation program and any unemployment or retirement benefits he might be entitled to receive under the French governmental program):

•	the retirement payments listed in footnote 7 to the Summary Compensation table; and

•	a payment in lieu of his 2006 operating income bonus of $420,681.

Executive Severance Policy. Our executive severance policy, as amended in 2000, applies to our employed officers at or above the level of executive vice president. The policy does not apply to officers who have alternative severance arrangements and who elect those alternative arrangements in lieu of the benefits provided in this policy. The policy provides for the following minimum compensation and benefits to an eligible officer whose employment is terminated for “cause” or who resigns for “good reason,” each as defined in the policy:

•	payments in lieu of salary for one year paid in installments on the normal payroll cycle;

•	medical insurance premium payments for one year or such earlier date as the officer is eligible to join another employer’s program;

•	a payment in lieu of an operating income bonus for the year of termination, prorated for the date of termination and assuming not less than the third highest performance rating for the year; and

•	payments in lieu of our 401(k) savings plan contributions for the year of termination.

The policy also provides that stock options cease vesting after the date of termination and vested options remain outstanding for a year after termination. In return, the officer must execute a standard release and waiver for our benefit. Pursuant to the policy, our chief executive officer, in his discretion, may grant additional severance benefits to eligible officers other than himself.

Musgraves Severance Agreement. On February 7, 2006, Mr. Musgraves entered into a severance agreement with us regarding his termination of employment effective February 28, 2006. Pursuant to this agreement, we agreed to provide him, in addition to his benefits under our executive severance policy, payments in lieu of his 2005 operating income bonus and a non-prorated 2006 operating income bonus, in each case calculated as if he were eligible to receive such bonus on the date it was paid under our profit sharing plan assuming at least the second highest performance rating and a 2006 base salary of $300,000. As a result of this agreement, he received $959,819 in the aggregate consisting of:

•	the severance compensation listed in footnote 7 to the Summary Compensation table;

•	a payment in lieu of a 2005 operating income bonus award of $316,981;

•	a payment in lieu of a 2006 operating income bonus award of $318,000; and

•	2007 medical insurance premiums of $402.

Inglis Consulting Agreement. On December 19, 2006, Mr. Inglis entered into a consulting agreement that, among other things, provided for his resignation from employment effective December 31, 2006. Pursuant to this agreement, we agreed to pay:

•	$23,000 per month in arrears to him for one year for his consulting services beginning January 1, 2007;

•	his medical insurance premiums for one year or such earlier time as he is eligible to join another employer’s program (and in certain instances his increased cost in participating in another program);

•	a 2006 operating income bonus, calculated as if he were eligible to receive such bonus on the date it was paid under our profit sharing plan assuming the second highest performance rating;

•	a payment in lieu of our 2006 contributions to his account under our 401(k) savings plan and an additional payment for his estimated federal income taxes he would owe on such payment; and

•	a payment of up to $75,000 for any out-of-pocket expenses he incurs prior to December 31, 2007 for relocating his current residence, if he so chooses.

As a result of this agreement, we estimate he has received or will receive at the most $546,909 in the aggregate consisting of:

•	the severance compensation listed in footnote 7 to the Summary Compensation table;

•	a payment in lieu of a 2006 operating income bonus award of $164,583;

•	consulting services fees of $276,000 (assuming we pay these fees for the entire year);

•	2007 medical insurance premiums of $8,446 (assuming we pay these premiums for the entire year for him and those of his dependents participating in our medical plan on December 31, 2006); and

•	a payment of $75,000 for his out-of-pocket expenses in relocating his residence in 2007 (assuming he relocates in 2007 and incurs $75,000 in out-of-pocket relocation expenses).

Sullivan Relocation Agreement. On January 23, 2006, Mr. Sullivan entered into a relocation agreement with Contran, to which we agreed, regarding his termination of employment with us effective December 31, 2006, his relocation to our Dallas office and his assuming similar responsibilities to be provided to us as an employee of Contran effective January 1, 2007. For 2007, his services as our vice president and controller will be charged to us under the ISA with Contran. Pursuant to this agreement, among other things, we agreed to pay him a payment in lieu of his 2006 operating income bonus calculated as if he were eligible to receive such bonus on the date it would be paid under our profit sharing plan, which in no event would be less than $85,500. As a result of this agreement, we paid him $91,500 in lieu of a 2006 operating income bonus.

Director Compensation. Our directors are entitled to receive compensation for their services as directors. Our directors receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and at a daily rate ($125 per hour) for other services rendered on behalf of our board of directors or its committees. For the first six months of 2006, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement received an annual retainer of $10,000, paid in quarterly installments (provided that if one person served in both capacities only one such retainer was paid), and other members of our audit committee received an annual retainer of $5,000, paid in quarterly installments. Effective July 1, 2006, our board of directors increased the annual retainer paid to our audit committee members. For the last six months of 2006, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement received an annual retainer of $20,000, paid in quarterly installments (provided that if one person served in both capacities only one such retainer was paid), and other members of our audit committee received an annual retainer of $10,000, paid in quarterly installments. If a director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect. We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

As discussed in footnote 2 to the 2006 Grants of Plan-Based Awards table, on the day of each annual stockholder meeting, each of our directors elected on that date receives a grant of shares of our common stock as determined by the closing price of a share of our common stock on the date of such meeting. The following table provides information with respect to compensation our directors earned or received for their 2006 director services provided to us.

2006 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total

Keith R. Coogan (4)	$23,000	$17,840	$40,840
Norman N. Green.	28,000	17,840	45,840
Gary C. Hutchison (5)	17,750	-0-	17,750
Albert W. Niemi, Jr. (5).	18,750	-0-	18,750
Glenn R. Simmons	26,000	17,840	43,840
Thomas P. Stafford	48,500	17,840	66,340
Paul J. Zucconi	50,000	17,840	67,840

——————————

(1)
Certain non-applicable columns have been omitted from this table. See footnotes 3 and 4 to the 2006 Summary Compensation table and 2006 Grants of Plan-Based Awards table in this proxy statement for compensation Harold C. Simmons and Steven L. Watson earned or received from us for director services.

As of December 31, 2006, only Steven L. Watson held stock options exercisable for shares of our common stock, all of which were granted for director services. See the Outstanding Equity Awards at December 31, 2006 table for information on Mr. Watson’s stock options.

(2)	Represents retainers and meeting fees the director received or earned for director services he provided to us in 2006.

(3)
Represents the value of 500 shares of our common stock we granted to our directors elected at our annual meeting of stockholders held on May 23, 2006. For the purposes of this table and financial statement reporting, these stock awards were valued at the closing price per share of such shares on their date of grant, which closing price and date of grant were $35.68 and May 23, 2006, respectively.

(4)	Mr. Coogan was initially elected to our board of directors at our annual meeting of stockholders held on May 23, 2006.

(5)	Drs. Hutchison and Niemi did not stand for re-election at our annual meeting of stockholders held on May 23, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us. Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2006 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a), except that Harold C. and Annette C. Simmons filed on February 28, 2007 a Form 4 after the required filing date regarding Ms. Simmons’ December 20, 2006 conversion into our common stock of certain of her shares of our series A preferred stock.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy. As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies. In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies. With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by our independent directors, is fair to all companies involved. Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties. No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions. Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest. In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us. We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future. In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness. Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of CompX, Contran, Keystone, Kronos Worldwide, NL or Valhi also serve as our directors or executive officers. Such relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests. In such an event, we implement such procedures as appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs. Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on a fixed fee basis. The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business. The fees paid pursuant to the ISAs are generally based upon an estimate of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the employees’ cash compensation and an overhead component that takes into account other employment related costs. Each of the ISAs renews on a quarterly basis, generally subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter. Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies. With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company, generally after receiving a recommendation from the company’s management development and compensation committee. See the Compensation of Our Named Executive Officers Employed by Contran part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2006 ISA fee charged by Contran to us.

In 2006, we paid Contran fees of $3.2 million for its services under our ISA with Contran, including amounts for the services of certain of our named executive officers that are employees of Contran, as disclosed above in the 2006 Summary Compensation table. In 2007, we expect to pay Contran fees of $7.4 million for its services under this ISA, including the services of certain of our named executive officers that are employees of Contran. We also pay director compensation and expenses directly to Messrs. Harold and Glenn Simmons and Watson for their services as our directors, as disclosed above in the 2006 Summary Compensation table and the 2006 Director Compensation table.

Insurance Matters. We and Contran participate in a combined risk management program. Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, purchase certain insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies. Tall Pines and EWI RE, Inc. provide for or broker these insurance policies. Tall Pines is a captive insurance company wholly owned by Valhi, and EWI is a reinsurance brokerage and risk management company wholly owned by NL. Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy. We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2006, we paid premiums of approximately $6.9 million for insurance policies Tall Pines provided or EWI brokered. This amount principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines and EWI. Tall Pines purchases reinsurance for substantially all of the risks it underwrites. In our opinion, the amounts we paid for these insurance policies and the allocation among us and our related entities of these insurance premiums are reasonable and are less than the costs we would incur if such policies were obtained or brokered through third parties. We expect that these relationships with Tall Pines and EWI will continue in 2007. Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received a report regarding this program but our independent directors were not asked to approve it.

Environmental Matters. Prior to 2006, we entered into an environmental services agreement with WCS. Under the environmental services agreement, WCS provided transportation and disposal services for soil and waste removed from portions of our Henderson, Nevada facility. Payments under the agreement were based upon the amount in tons of soil and waste removed. In 2006, fees for WCS services were approximately $0.8 million. WCS completed the work under this agreement in 2006. Because we believe this agreement was at market rates, our independent directors were not asked to approve it.

Utility Services. In connection with the operations of our Henderson, Nevada facility, we purchase certain utility services (primarily water distribution, maintenance of a common electrical facility and sewage disposal monitoring) from BMI and its subsidiaries pursuant to various agreements. During 2006, fees for such utility services provided by BMI to us were approximately $2.3 million. We also paid BMI an electrical facility upgrade fee of $0.8 million in 2006 and expect to pay a similar annual fee through 2009, which fee terminates in January 2010. Because we believe this agreement was at market rates, our independent directors were not asked to approve it.

Simmons Family Matters. In addition to the services he provides under our ISA with Contran as discussed under the Intercorporate Services Agreements subsection above, certain family members of Harold C. Simmons also provide services to us pursuant to this ISA. In 2006, James C. Epstein (a son-in-law of Harold C. Simmons) and L. Andrew Fleck (a step-son of Harold C. Simmons) provided certain risk management and property management services, respectively, to us pursuant to this ISA. The portion of the fees we paid to Contran in 2006 pursuant to these ISAs for the services of each of Messrs. Epstein and Fleck were not enough to require quantification under SEC rules. See the Intercorporate Services Agreements subsection above, for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2006 ISA fee Contran charged us. As disclosed in the Director Compensation table in this proxy statement, Mr. Glenn Simmons (a brother of Harold C. Simmons) also received compensation in cash and stock from us for his services as a director for 2006 and is expected to continue to receive similar compensation for 2007 for such services.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of three directors and operates under a written charter adopted by the board of directors. All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002. The audit committee charter is available on our website at www.timet.com (under the investor information, corporate governance, committee charters section).

Our management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP. Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on (i) management’s assessment of the effectiveness of its internal control over financial reporting and (ii) the effectiveness of its internal control over financial reporting. Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process. In its oversight role, our audit committee reviewed and discussed the audited financial statements with management and with PwC, our independent registered public accounting firm for 2006. Our audit committee also reviewed and discussed internal control over financial reporting with management and with PwC.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as amended. PwC has provided to our audit committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and our audit committee discussed with PwC that firm’s independence. Our audit committee also concluded that PwC’s provision of non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2006 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Thomas P. Stafford Chairman of our Audit Committee	Keith R. Coogan Member of our Audit Committee	Paul J. Zucconi Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2006. Our audit committee has appointed PwC to review our quarterly unaudited consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the first three quarters of 2007. We expect PwC will be considered for appointment to audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2007. Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2005 and 2006. Additional fees for 2006 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2006 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting. In this regard, the fees shown below for 2005 have been adjusted from amounts disclosed in our proxy statement for last year’s annual stockholder meeting.

Type of Fees	2005	2006

Audit Fees (1)	$2,805,100	$2,666,400
Audit-Related Fees (2)	24,200	25,400
Tax Fees (3)	8,000	47,400
All Other Fees	-0-	-0-

Total	$2,837,300	$2,739,200

——————————

(1)	Fees for the following services:

(a)	audits of consolidated year-end financial statements for each year and audit of internal control over financial reporting;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(2)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year. These services included employee benefit plan audits, accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal controls.

(3)	Permitted fees for tax compliance, tax advice and tax planning services.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and permitted non-audit services the firm provides to us or any of our subsidiaries. We may not engage the firm to render any audit or permitted non-audit service unless the service is approved in advance by our audit committee pursuant to the committee’s amended and restated preapproval policies and procedures that the committee approved on June 27, 2006. Pursuant to the policy:

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the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of permitted non-audit services of our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These permitted non-audit services include:

•	audit services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	other permitted non-audit services, such as assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of permitted non-audit services provided by our independent registered public accounting firm. The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2006 our audit committee preapproved all PwC’s services provided to us or any of our subsidiaries in compliance with the amended and restated preapproval policies and procedures without the use of the SEC’s de minimis exception to such preapproval requirement.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the meeting. If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

2006 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is included as part of the annual report mailed to our stockholders with this proxy statement and may also be accessed on our website at www.timet.com.

ADDITIONAL COPIES

Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. Certain beneficial stockholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a stockholder at that address gave contrary instructions. If, at any time, a stockholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such stockholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of our communications, the stockholder should notify his or her broker. Additionally, we will promptly deliver a separate copy of our 2006 annual report or this proxy statement to any stockholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the stockholder.

To obtain copies of our 2006 annual report or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at Titanium Metals Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

Titanium Metals Corporation

Dallas, Texas
April 20, 2007

Titanium Metals Corporation
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

PROXY

TITANIUM METALS CORPORATION

Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Proxy for Annual Meeting of Stockholders - May 24, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Steven L. Watson, Robert D. Graham and A. Andrew R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Titanium Metals Corporation, a Delaware corporation (“TIMET”), to be held at our corporate headquarters located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 24, 2007, at 10:00 a.m. (local time), and at any adjournment or postponement of the Annual Meeting, all of the shares of common stock ($0.01 par value) of TIMET standing in the name of the undersigned or which the undersigned may be entitled to vote on the matters described on the reverse side of this card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TITANIUM METALS CORPORATION. PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

TITANIUM METALS CORPORATION

May 24, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

The Board of Directors recommends a vote “FOR” the election of each of the director nominees listed in Item 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Seven Directors:

NOMINEES:
□ FOR ALL NOMINEES	○ Keith R. Coogan
2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This proxy, if properly executed, will be voted in the manner direct herein. If no direction is made, this proxy will be voted “FOR” all nominees listed in Item 1 above.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at such meeting and any adjournment or postponement thereof.

○ Norman N. Green
□ WITHHOLD AUTHORITY FOR ALL NOMINEES	○ Glenn R. Simmons ○ Harold C. Simmons ○ Thomas P. Stafford
□ FOR ALL EXCEPT (See instructions below)	○ Steven L. Watson ○ Paul J. Zucconi
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian please give full title as such, If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.